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                                                                    EXHIBIT 21.1

                         Shurgard Storage Centers, Inc.
                 Exhibit (21.1) -Subsidiaries of the Registrant


           (i)    SSC Property Holdings, Inc.;

           (ii)   SSC Benelux Inc.;

           (iii)  SSC Evergreen Inc.

           (iv)   Shurgard Development I, Inc.

           (v)    Shurgard Development II, Inc.

           (vi)   Shurgard Development III, Inc.